Exhibit 19

FREIGHTCAR AMERICA, INC.

INSIDER TRADING POLICY

I.
Purpose and Scope

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of FreightCar America, Inc. (the “Company”). The Board of Directors of the Company (the “Board”) has adopted this Policy to promote compliance by Insiders (as defined below) with applicable laws that prohibit certain individuals who are aware of Material Nonpublic Information (as defined below) of the Company from trading in securities of the Company. For purposes of this policy, “trading” includes any purchase, sale, gift or similar exchange. This Policy is designed to help safeguard the Company’s reputation and ensure the Company conducts its business with the highest level of integrity and ethical standards. Each Insider is responsible for understanding and complying with this Policy.

II.
Definitions

Capitalized terms used but not defined herein shall have the meanings set forth below.

1.
“Family Members” means (i) family members (a spouse, parent, child or sibling, and including any in-laws and step-relations or adoptive-relations) who reside with an Insider; (ii) an economic dependent of an Insider; and (iii) any family members who do not live in the same household as an Insider but whose transactions in Company securities are directed by an Insider or are subject to influence or control of an Insider.

2.
“Insiders” means (i) Company officers, directors, Board observers and employees of the Company, (ii) Company contractors and consultants and (iii) any Family Members of (i) or (ii), each of whom may have access to Material Nonpublic Information concerning the Company and/or third parties conducting business with the Company.

3.
“Material Nonpublic Information” means any information that a reasonable investor would consider important in making a decision to purchase, hold, or sell securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a press release or in a report filed with the U.S. Securities and Exchange Commission (the “SEC”)). Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:

▪
Potential business acquisition or sale;
▪
Earnings and other financial information about the Company;
▪
Important product developments;
▪
Significant purchase or sale of assets;
▪
Major litigation, new debt or equity offerings by the company;
▪
Significant changes in company management; or
▪
A major cybersecurity breach.

If an Insider has a question as to whether particular information is material or nonpublic, such Insider should not trade or communicate the information to anyone without the prior written approval of the General Counsel.

4.
“Restricted Insiders” means those individuals who are at an enhanced risk of possessing Material Nonpublic Information and who therefore must exercise greater diligence to comply with insider trading prohibitions. Restricted Persons under this Policy include (i) Company officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) Company directors (iii) Company Board observers, (iv) and any other employees or contractors notified by the General Counsel in writing. A full list of Restricted Insiders will be kept by the General Counsel and updated from time to time.

5.
“Trading Window” means the period of time beginning at the close of the second full trading day following the public release of quarterly or annual financial results and ends on the last trading day of each fiscal quarter.

III.
Restrictions Applicable to All Insiders

A.
General Prohibition on Insider Trading

1.
Except as otherwise specified below, no Insider shall, directly or indirectly, engage in any transactions involving any Company securities (“Company Securities”) during any period commencing on the date that the Insider first possesses Material Nonpublic Information concerning the Company and ending at the earlier of (a) the beginning of the second full trading day after the public disclosure of that information or (b) such time as that nonpublic information is no longer material.

2.
No Insider shall, directly or indirectly, engage in any transactions in another company’s securities while in possession of Material Nonpublic Information concerning that company when that information was obtained in the course of employment with, or the performance of services on behalf of, the Company.

B.
Prohibition on Tipping Information to Others

Insiders may not disclose any Material Nonpublic Information concerning the Company or make any recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities (or any other company or its securities to the extent such information is acquired in the course of employment with, or the performance of services on behalf of, the Company) to any other persons or entities (including, but not limited to, family members, friends, social acquaintances, investors, financial analysts and consulting firms), unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information. This prohibition applies whether or not the Insider receives any benefit from the use of that information by the other person or entity.

2 May 2024

C.
Penalties for Violations of Insider Trading Laws

Individuals who trade on Material Nonpublic Information (or tip information to others who trade) can be liable for civil and criminal penalties, in addition to legal and disciplinary action from the Company, including dismissal for cause.

D.
Other Prohibited Transactions

The Company considers it inappropriate for Insiders to engage in speculative transactions in Company Securities or in certain other transactions in Company Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Insiders may not engage in any of the following transactions with respect to Company Securities without the prior written consent of the General Counsel:

▪
Short sales;
▪
Buying or selling Company options (other than options granted pursuant to the Company’s long-term incentive plans), including puts or calls;
▪
Holding Company Securities in margin accounts and/or pledging Company Securities as collateral;
▪
Hedging transactions, including with respect to any SEC Rule 10b5-1 Trading Plan (as defined below); and
▪
Placing standing orders with a broker to buy or sell Company Securities that have a duration in excess of two (2) business days (other than when such orders are made pursuant to a SEC Rule 10b5-1 Trading Plan).

In addition, from time to time, the Company may determine that other types of transactions by Insiders in Company Securities shall be prohibited or shall be permitted only with the prior written consent of the General Counsel.

IV.
Restrictions Applicable to Certain Insiders

A.
Trading Windows

1.
Restricted Insiders may only engage in transactions in Company Securities during an open Trading Window or pursuant to a SEC Rule 10b5-1 Trading Plan. Trading in Company Securities during a Trading Window should not be considered a “safe harbor,” and all Insiders and other persons should use good judgment at all times to make sure that their trades are not affected while they are in possession of Material Nonpublic Information concerning the Company.

2.
From time to time, the Company may also require that all or certain Insiders refrain from engaging in transactions in Company Securities for a specified period of time due to material information known to such Insiders and not yet disclosed to the public. The General Counsel will notify such individuals in any such case.

B.
Mandatory Preclearance of Transactions by Restricted Insiders

1.
Restricted Insiders must receive preclearance from the General Counsel prior to

3 May 2024

executing any transactions in Company Securities. A request for preclearance to trade in Company Securities should be submitted to the General Counsel via email at least one business day in advance of the proposed transaction. When a request for preclearance is made, the requestor should summarize the details of the proposed transaction and confirm in the request that he or she (i) has reviewed this Policy and (ii) is not aware of any Material Nonpublic Information concerning the Company.

2.
If the General Counsel grants preclearance, the requestor may make the trade at any time within, but not after, two market trading days of receipt of preclearance. If the requestor becomes aware of Material Nonpublic Information concerning the Company before the trade is executed, the preclearance shall be void and the trade must not be completed. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the denial.

V.
Certain Transactions Not Subject to Trading Restrictions

A.
Stock Option Exercises

This Policy does not apply to the exercise of employee stock options awarded under the Company’s long-term incentive plans. However, this Policy does apply to (i) any sale of shares subject to an employee stock option as part of a cashless exercise of an option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of shares to generate the consideration needed to fund the exercise price of an option or tax obligation related thereto.

B.
Approved Pre-Planned Trading Programs

Insiders may sell (or purchase) Company Securities under certain pre-planned trading programs (“SEC Rule 10b5-1 Trading Plans”) that (i) are entered into at a time when not in possession of Material Nonpublic Information concerning the Company, (ii) comply with SEC Rule 10b5-1, or any successor rule, (iii) meet the requirements of any Company SEC Rule 10b5-1 trading plan policies or guidelines (as may be requested from the General Counsel), and (iv) have been approved in advance, in writing, by the General Counsel. Restricted Insiders may only enter into SEC Rule 10b5- 1 Trading Plans during a Trading Window. Any person who wishes to enter into a SEC Rule 10b5- 1 Trading Plan must contact the General Counsel via email.

VI.
Personal Responsibility for Policy Compliance

Compliance with this Policy, including having the General Counsel preclear a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. Insiders should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each such Insider and that preclearance of trades and, if applicable, of SEC Rule 10b5-1 Trading Plans, by the General Counsel does not reduce the obligations imposed on such Insiders by applicable laws. Any action on the part of the Company or the General Counsel, or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an Insider from liability under applicable securities

4 May 2024

laws. If an Insider violates this Policy, the Company may take legal and/or disciplinary action, including dismissal for cause, as applicable. Insiders must notify the General Counsel if they become aware of a breach of this Policy.

VII.
Applicability of Policy to Former Insiders

This Policy will continue to apply to Insiders for a period of time after their relationship with the Company terminates. Subject to additional terms, conditions, or restrictions that may be set forth in an agreement between the Insider and the Company:

A.
Restricted Insiders

Upon termination of their status with the Company, Restricted Insiders are no longer required to engage in transactions in Company Securities exclusively during a Trading Window, but all other aspects of this Policy (including mandatory preclearance of any transactions in Company Securities) shall apply until the later of (i) the commencement of the Trading Window following the public release of earnings for the fiscal quarter in which the Restricted Insider’s status with the Company terminates or (ii) the beginning of the second full trading day after the earlier of (a) the public disclosure of any Material Nonpublic Information known to the Restricted Insider or (b) such time as any Material Nonpublic Information known to the Restricted Insider is no longer material.

B.
Non-Restricted Insiders

For all other former Insiders, this Policy shall apply until the beginning of the second full trading day after the earlier of (i) the public disclosure of any Material Nonpublic Information known to the Insider or (ii) such time that any Material Nonpublic Information known to the Insider is no longer material.

VIII.
Confidentiality Guidelines

Securities laws, as well as this Policy and other Company policies, prohibit Insiders from disclosing Material Nonpublic Information concerning the Company (or any other company to the extent such information is acquired in the course of employment with the Company) to any other person (including other Company personnel), except when such disclosure is necessary to fulfill a business objective of the Company.

IX.
Policy Interpretation and Amendments

The General Counsel is responsible for interpreting and updating this Policy as required. The General Counsel may authorize deviations in the procedures set forth in this Policy, provided that those deviations are consistent with the general purpose of this Policy and applicable securities laws. Any such deviations must be confirmed in writing. In the event of an absence or unavailability of the General Counsel on the relevant day, all references to the General Counsel herein shall instead mean the Chief Financial Officer. Any material amendment to the terms of

5 May 2024

this Policy must be approved by the Board.

6 May 2024